                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                                               FORM 5

                                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                   Section 17(a) of the Public Utility Holding Company Act of 1935
                                       or Section 30(f) of the Investment Company Act of 1940

[ ]  Check box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

[ ]  Form 3 Holdings Reported

[ ]  Form 4 Transactions Reported.

1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person
                                                                                                 to Issuer (Check all applicable)
   Riggio          Leonard                     barnesandnoble.com inc.     Symbol = bnbn
__________________________________________  _____________________________________________      X  Director       X  10% Owner
                                                                                              ---               ---
  (Last)          (First)         (Middle)  3. IRS or Social        4. Statement for           X  Officer (give     Other (Specify
                                               Security Number of      Month/Year             --- title below)  --- below)
c/o Barnes & Noble, Inc.                   Reporting Person
122 Fifth Avenue                               (Voluntary)             December 2000            Chairman of the Board
__________________________________________                          ______________________________________________________________
                 (Street)
                                                                    5. If Amendment, Date of  7. Individual or Joint/Group Filing
New York         New York          10011                               Original (Month/Year)     (Check applicable line)
__________________________________________                                                    _X_ Form Filed by one Reporting Person
  (City)          (State)          (Zip)                                                          Form Filed by more than one
                                                                                              ---   Reporting Person

                          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                                       5. Amount of
                                                                                          Securi-
                                                                                          ties
                                                                                          Bene-
                                                                                          ficially
                                                         4.  Securities Acquired (A)      Owned at     6. Ownership
                                2. Trans-   3. Trans-        or Disposed of (D)           End of          Form:
                                   action      action        (Instr. 3, 4 and 5)          Issuer's        Direct       7. Nature of
                                   Date        Code      ---------------------------      Fiscal          (D) or          Indirect
                                   Month/   (Instr. 8)               (A)                  Year            Indirect        Beneficial
1.  Title of Security              Day/                    Amount     or      Price        (Instr.        (I)             Ownership
    (Instr.3)                      Year)                             (D)                  3 and 4)        (Instr. 4)     (Instr. 4)
-----------------------------   ---------   ----------   --------    ---    --------   ------------    -------------   -------------

Class A Common Stock               (1)          G         49,376      A                 1,149,376            D
                                                                                        1,200,000            I               (2)

* If the form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly of indirectly.

                                                  (Print or Type Responses)
                                                                     (Over)

                            Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

                                       2. Conver-                              5. Number of Deriv-        6. Date Exercisable
                                          sion or    3. Trans-                    ative Securities           and Expiration Date
                                          Exercise      action                    Acquired (A) or            (Month/Day/Year)
                                          Price of      Date     4. Trans-        Disposed of (D)         -----------------------
                                          Deriv-        (Month/     action        (Instr. 3, 4, and 5)    Date
1. Title of Derivative Security           ative         Day/        Code       -----------------------    Exercis-     Expiration
   (Instr. 3)                             Security      Year)       (Instr. 8)        A          D         able         Date
----------------------------------     -----------   ----------  ------------  ----------- -----------    ----------   ----------

                                                                          9. Number of    10. Ownership
                                                                             Derivative       Form of
                        7. Title and Amount of Underlying                    Securities       Derivative
                           Securities (Instr. 3 and 4)                       Beneficially     Security:    11. Nature of
                        ---------------------------------  8. Price of       Owned            Direct (D)       Indirect
                                                Amount or     Derivative     at End               or           Beneficial
1. Title of Derivative          Title           Number of     Security       of Year          Indirect (I)     Ownership
   Security (Instr. 3)                          Shares        (Instr. 5)     (Instr. 4)       (Instr. 4)       (Instr. 4)
----------------------  --------------------    ---------  -------------  -------------   --------------   --------------

(1)      Various dates between December 19, 2000 and December 31, 2000.

(2)      Of these shares, 600,000 are owned by Barnes & Noble College Bookstores, Inc., a New York corporation of which Mr. Riggio directly owns all of the voting securities, and 600,000 are owned by MBS Textbook Exchange, Inc., a Delaware corporation of which Mr. Riggio is Chairman and
         Mr. Riggio's spouse owns a majority of the voting securities.

                                                                                  /s/ Leonard Riggio              February 12, 2001
**Intentional misstatements or omissions of facts constitute                    -------------------------------   -----------------
  Federal Criminal Violations.  See 18 U.S.C. 1001 and                          **Signature of Reporting Person        Date
  15 U.S.C. 78ff(a).                                                                     Leonard Riggio

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.
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